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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the prospectus constituting part of this Registration Statement on Form S-3 Amendment No. 1 of our report dated February 16, 1998, except as to the pooling of interest with Renal Treatment Centers, Inc. which is as of May 14, 1998, appearing on page F-2 of the Total Renal Care Holdings, Inc. Annual Report on Form 10K/A Amendment No. 2 for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of that Form 10K/A Amendment No. 2. We also consent to the reference to us under the heading "Experts" in this prospectus.


PricewaterhouseCoopers LLP
Seattle, Washington

February 10, 1999